                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934


                           SUN HYDRAULICS CORPORATION
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                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
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                         (Title of Class of Securities)


                                  866942 10 5
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                                 (CUSIP Number)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 866942 10 5                13G                            Page 2 of 11
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   1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

                               Robert E. Koski
-------------------------------------------------------------------------------
   2) Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    (a)     [X]
                                                                    (b)     [ ]
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   3) SEC Use Only

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   4) Citizenship or Place of Organization

                                    U.S.
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     Number of       (5) Sole Voting Power
       Shares
    Beneficially              127,162
      Owned by
        Each         (6) Shared Voting Power
     Reporting
       Person                 2,409,758
        With
                     (7) Sole Dispositive Power

                              127,162

                     (8) Shared Dispositive Power

                             2,409,758
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   9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                  2,536,920
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  10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares       [ ]
         (See Instructions)

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  11) Percent of Class Represented by Amount in Row (9)

                                   40.13%
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  12) Type of Reporting Person (See Instructions)

                                     IN
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CUSIP NO. 866942 10 5                13G                            Page 3 of 11
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 1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Beverly Koski
--------------------------------------------------------------------------------
 2) Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)    [X]
                                                                     (b)    [ ]

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 3) SEC Use Only

-------------------------------------------------------------------------------
 4) Citizenship or Place of Organization

                                    U.S.
-------------------------------------------------------------------------------
     Number of       (5) Sole Voting Power
       Shares
    Beneficially              151,215
      Owned by
        Each         (6) Shared Voting Power
     Reporting
       Person                 2,385,705
        With
                     (7) Sole Dispositive Power

                              151,215

                     (8) Shared Dispositive Power

                              2,385,705

--------------------------------------------------------------------------------
 9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                 2,536,920
--------------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [ ]
     (See Instructions)

--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9)

                                  40.13%
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12) Type of Reporting Person (See Instructions)

                                       IN
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CUSIP NO. 866942 10 5                13G                            Page 4 of 11
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  1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

                             Christine L. Koski
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  2) Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)    [X]
                                                                     (b)    [ ]
--------------------------------------------------------------------------------
  3) SEC Use Only

--------------------------------------------------------------------------------
  4) Citizenship or Place of Organization

                                    U.S.
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     Number of       (5) Sole Voting Power
       Shares
    Beneficially            64,295
      Owned by
        Each         (6) Shared Voting Power
      Reporting
       Person               2,258,543
        With
                     (7) Sole Dispositive Power

                              64,295

                     (8) Shared Dispositive Power

                             2,258,543
--------------------------------------------------------------------------------
 9) Aggregate Amount Beneficially Owned by Each Reporting Person

                             2,322,838
--------------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares         [ ]
         (See Instructions)

--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9)

                                   36.74%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)

                                       IN
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CUSIP NO. 866942 10 5                13G                            Page 5 of 11
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   1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

                               Robert C. Koski
--------------------------------------------------------------------------------
   2) Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    (a)     [X]
                                                                    (b)     [ ]
--------------------------------------------------------------------------------
   3) SEC Use Only

--------------------------------------------------------------------------------
   4) Citizenship or Place of Organization

                                    U.S.
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   Number of       (5) Sole Voting Power
    Shares
  Beneficially              0
    Owned by
      Each         (6) Shared Voting Power
    Reporting
     Person              2,258,543
      With
                   (7) Sole Dispositive Power

                             0

                   (8) Shared Dispositive Power

                           2,258,543
--------------------------------------------------------------------------------
 9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                  2,258,543
--------------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares         [ ]
     (See Instructions)

--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9)

                                    35.73%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)

                                       IN
--------------------------------------------------------------------------------

CUSIP NO. 866942 10 5                13G                            Page 6 of 11
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 1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

                               Thomas L. Koski
--------------------------------------------------------------------------------
 2) Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    (a)     [X]
                                                                    (b)     [ ]

--------------------------------------------------------------------------------
 3) SEC Use Only

--------------------------------------------------------------------------------
 4) Citizenship or Place of Organization

                                    U.S.
--------------------------------------------------------------------------------

    Number of       (5) Sole Voting Power
     Shares
   Beneficially                 0
     Owned by
       Each         (6) Shared Voting Power
    Reporting
      Person                 2,258,543
       With
                    (7) Sole Dispositive Power

                               0

                    (8) Shared Dispositive Power

                              2,258,543
--------------------------------------------------------------------------------
 9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                  2,258,543
--------------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares      [ ]
         (See Instructions)

 ______________________________________________________________________________
11) Percent of Class Represented by Amount in Row (9)

                                   35.73%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)

                                       IN

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CUSIP NO. 866942 10 5                13G                            Page 7 of 11
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 1) Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons (Entities Only)

             Koski Family Limited Partnership  EIN:  75-2707549

--------------------------------------------------------------------------------
 2) Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                     (a)    [X]
                                                                     (b)    [ ]

--------------------------------------------------------------------------------
 3) SEC Use Only


--------------------------------------------------------------------------------
 4) Citizenship or Place of Organization

                                    U.S.
--------------------------------------------------------------------------------

    Number of       (5) Sole Voting Power
     Shares
   Beneficially              0
     Owned by
       Each         (6) Shared Voting Power
    Reporting
      Person                 2,258,543
       With
                    (7) Sole Dispositive Power

                             0

                    (8) Shared Dispositive Power

                             2,258,543
--------------------------------------------------------------------------------
 9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                  2,258,543
--------------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares        [ ]
         (See Instructions)

--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9)

                                   35.73%
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)

                                     PN
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CUSIP NO. 866942 10 5                13G                            Page 8 of 11
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                 SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
                 FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

 Item 1(a).      Name of Issuer:

                         SUN HYDRAULICS CORPORATION

 Item 1(b).      Address of Issuer's Principal Executive Offices:

                        1500 West University Parkway
                             Sarasota, FL  34243

 Item 2(a).      Name of Person Filing:

                                Robert E. Koski
                                 Beverly Koski
                               Christine L. Koski
                                Robert C. Koski
                                Thomas L. Koski
                           Koski Family Limited Partnership

 Item 2(b).      Address of Principal Business Office or, if none, Residence:

                        1500 West University Parkway
                             Sarasota, FL  34243

 Item 2(c).      Citizenship:

                                      U.S.

 Item 2(d).      Title of Class of Securities:

                  Common Stock, Par Value $0.001 per share

 Item 2(e).      CUSIP Number:

                                  866942 10 5

 Item 3(a). If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the filing person is a:

  (a)  [   ]  Broker or Dealer registered under Section 15 of the Act;
  (b)  [   ]  Bank as defined in Section 3(a)(6) of the Act;
  (c)  [   ]  Insurance Company as defined in Section 3(a)(19) of the Act;
  (d)  [   ]  Investment Company registered under Section 8 of the Investment
              Company Act;
  (e)  [   ]  Investment Adviser registered under Section 203 of the Investment
              Advisers Act of 1940;

CUSIP NO. 866942 10 5                13G                            Page 9 of 11
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  (f)  [   ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
              1974, or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);
  (g)  [   ]  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
              (Note: See Item 7);
  (h)  [   ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

Item 4.         Ownership:

         If the percent of the class owned, as of December 31, of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)     Amount Beneficially Owned:
                                See Response to Item 9 on cover pages.
         (b)     Percent of Class:
                                See Response to Item 11 on cover pages.
         (c)     Number of shares as to which such person has:
                 (i)      sole power to vote or to direct the vote:
                                See Response to Item 5 on cover pages.
                 (ii)     shared power to vote or to direct the vote:
                                See Response to Item 6 on cover pages.
                 (iii) sole power to dispose or to direct the disposition of:
                                See Response to Item 7 on cover pages.
                 (iv) shared power to dispose or to direct the disposition of:
                                See Response to Item 8 on cover pages.
Item 5.         Ownership of Five Percent or Less of a Class:
                                Not applicable
Item 6.         Ownership of More than Five Percent on Behalf of Another
                Person:
                                Not applicable
Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:
                                Not applicable
Item 8:         Identification and Classification of Members of the Group:
                                Not applicable
Item 9:         Notice of Dissolution of Group:
                                Not applicable
Item 10:        Certification:
                                Not applicable

CUSIP NO. 866942 10 5                13G                           Page 10 of 11
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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 12, 1998


                                        /s/ Robert E. Koski
                                        ---------------------------------
                                        ROBERT E. KOSKI


                                        /s/ Beverly Koski
                                        ---------------------------------
                                        BEVERLY KOSKI


                                        /s/ Christine L. Koski
                                        ---------------------------------
                                        CHRISTINE L. KOSKI


                                        /s/ Robert C. Koski
                                        ---------------------------------
                                        ROBERT C. KOSKI


                                        /s/ Thomas L. Koski
                                        ---------------------------------
                                        THOMAS L. KOSKI

                                        KOSKI FAMILY LIMITED PARTNERSHIP



                                        By:   /s/ Robert E. Koski
                                           ------------------------------
                                              Robert E. Koski, General Partner

CUSIP NO. 866942 10 5               13G                           Page 11 of 11
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                                   EXHIBIT A

                 SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
                 FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)


                         RULE 13d-1(f)(1) AGREEMENT


         The undersigned agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Sun Hydraulics Corporation at December 31, 1997.


                                        /s/ Robert E. Koski
                                        -------------------------------
                                        ROBERT E. KOSKI


                                        /s/ Beverly Koski
                                        -------------------------------
                                        BEVERLY KOSKI


                                        /s/ Christine L. Koski
                                        -------------------------------
                                        CHRISTINE L. KOSKI


                                        /s/ Robert C. Koski
                                        -------------------------------
                                        ROBERT C. KOSKI


                                        /s/ Thomas L. Koski
                                        -------------------------------
                                        THOMAS L. KOSKI

                                        KOSKI FAMILY LIMITED PARTNERSHIP



                                        By:  /s/ Robert E. Koski
                                        -------------------------------
                                             Robert E. Koski, General Partner